Mail Stop 3233

                                                          March 1, 2019

Via E-mail
Mr. Nigel Rose
Chief Financial Officer
Gain Capital Holdings, Inc.
135 Bedminster One, Route 202/206
Bedminster, NJ 07921

       Re:    Gain Capital Holdings, Inc.
              Form 10-K for the fiscal year ended December 31, 2017 Filed March 14, 2018
              File No. 1-35008

Dear Mr. Rose:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jennifer Monick

                                                          Jennifer Monick
                                                          Assistant Chief
Accountant
                                                          Office of Real Estate
&
                                                          Commodities